News Release

For Immediate Release

Berry Global Announces Board of Directors Leadership Change
CEO Thomas E. Salmon elected Chairman of the Board effective upon
Jonathan D. Rich's retirement

EVANSVILLE, Ind. – January 12, 2018 – Berry Global Group, Inc. (NYSE: BERY) announced today that Jonathan D. (Jon) Rich will retire as Executive Chairman and a Board member, and that the Board has unanimously elected CEO Thomas E. (Tom) Salmon to succeed Rich as Chairman of the Board, each effective February 1, 2018.  Salmon has served as a Board member since his appointment as CEO one year ago.

"Tom has done an excellent job as CEO during the past year," said Rich.  "The time is now right to complete the passing of the baton to the next generation and I have the utmost confidence in the Company's future with Tom as Chairman and CEO."

"Berry is fortunate to have a leader with Tom's deep industry experience to become our Chairman," said Ronald S. (Ron) Rolfe, Chairman of Berry's Nominating and Governance Committee of the Board.  We have appreciated Jon serving as Executive Chairman after having retired as CEO in February 2017.  The Board wants to thank Jon for his service to Berry and wish him the best in his retirement."

About Berry
Berry is committed to its mission of 'Always Advancing to Protect What's Important,' and proudly partners with its customers to provide them with value-added customized protection solutions. The Company's products include engineered materials, non-woven specialty materials, and consumer packaging.  Berry's world headquarters is located in Evansville, Indiana.  With net sales of $7.1 billion in fiscal 2017, Berry, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol BERY. For additional information, visit Berry's website at www.berryglobal.com.

Forward-looking statements
Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the company's Securities and Exchange Commission ("SEC") filings, including Berry's Annual Report on Form 10-K filed with the SEC on November 21, 2017.  Berry does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Contact:
Eva Schmitz 812.306.2424 PR@berryglobal.com	Dustin Stilwell 812.306.2964 IR@berryglobal.com

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